UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION  13 or 15(d) of the
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 27, 2023
MOONLAKE IMMUNOTHERAPEUTICS
(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	001-39630	98-1711963
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Dorfstrasse 29
6300 Zug
Switzerland
(Address of principal executive offices and Zip Code)
41 415108022
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A ordinary share, par value $0.0001 per share	MLTX	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company                    ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                    ☐

Item 1.01.     Entry into a Material Definitive Agreement.
On June 27, 2023, MoonLake Immunotherapeutics (the “Company”) entered into an underwriting agreement (“Underwriting Agreement”) with SVB Securities LLC and Guggenheim Securities LLC as the representatives of the underwriters named therein (the “Underwriters”), to issue and sell 8,000,000 Class A ordinary shares, par value per share $0.0001 (the “Firm Shares”), at a public offering price of $50.00 per share (the “Offering”). In addition, the Company granted the Underwriters an option for a period of 30 days to purchase up to an additional 1,200,000 Class A ordinary shares (the “Option Shares”, and together with the Firm Shares, the “Shares”) at the public offering price less the underwriting discounts and commissions (the “Option”), and such Option has been exercised in full by the Underwriters.
The gross proceeds from the Offering, including proceeds from the exercise in full by the Underwriters of the Option, are expected to be $460 million before deducting underwriting discounts and offering expenses.
The Shares described above were offered pursuant to a shelf registration statement (File No. 333-271546), which became effective on May 9, 2023. A final prospectus supplement dated June 27, 2023 relating to and describing the terms of the Offering was filed with the U.S. Securities and Exchange Commission on June 29, 2023. The Offering is expected to close on June 30, 2023, subject to the satisfaction of customary closing conditions.
In the Underwriting Agreement, the Company agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute payments that the underwriters may be required to make because of such liabilities.
A copy of the Underwriting Agreement is filed as Exhibit 1.1 and is incorporated herein by reference. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.
Walkers (Cayman) LLP, Cayman counsel to the Company, has issued an opinion to the Company, dated June 29, 2023, regarding the validity of the issuance and sale of the Shares. A copy of the opinion is filed herewith as Exhibit 5.1.
Item 8.01.     Other Events.
Top-line Results from Phase 2 MIRA
On June 25, 2023, the Company announced positive top-line results from its global Phase 2 MIRA trial evaluating the efficacy and safety of SLK in patients with moderate-to-severe hidradenitis suppurativa (“HS”).
The MIRA trial (M1095-HS-201), which recruited 234 patients, is the first randomized, double-blind, placebo-controlled trial to use Hidradenitis Suppurativa Clinical Response (“HiSCR”) 75 as the primary endpoint, a higher measure of clinical response versus the HiSCR50 measure used in other clinical trials, therefore representing a landmark milestone in HS clinical development.
The trial met its primary endpoint with a significantly greater proportion of patients treated with both SLK 120mg and 240mg achieving HiSCR75 compared to those on placebo at week 12. The primary analysis was based on the most stringent type of analysis for such trials, intent-to-treat non-responder imputation (“ITT-NRI”). Both doses performed similarly, with the 120mg dose providing the highest delta on HiSCR75 and HiSCR50. The 120mg dose achieved a 29 ppt delta to placebo on HiSCR75 (p=0.0002) and a 38 ppt delta to placebo on HiSCR50 (p<0.0001). The results suggest that, as early as week 12, SLK, relative to placebo, reaches the highest clinical activity among all other therapies tested in similarly stringent pivotal-like trials.
In addition, other clinically relevant secondary endpoints, such as HiSCR90, improvements in International Hidradenitis Suppurativa Severity Score System (“IHS”) 4, abscess/nodule and draining tunnel counts as well as patient reported pain and quality of life outcomes also reached statistical significance at week 12. The high performance of SLK at 120mg, the dose found to be optimal in psoriasis, demonstrates the advantage of using a smaller biologic with albumin-binding capacity to inhibit IL-17A and IL-17F for the treatment of inflammatory diseases.
The safety profile of SLK was consistent with previously reported studies with no new safety signals observed. Overall, SLK continues to show a favorable safety profile, in line with the known profile of IL-17 inhibitors.
RCT Agreement
On May 12, 2023, the Company entered into an agreement with Research Cooperation Technologies, Inc. (“RCT”) and MHKDG, effective as of June 1, 2023, pursuant to which the Company was granted a royalty-bearing nonexclusive, sublicensable right and license under RCT’s patents and know-how related to the manufacturing process using the underlying yeast strain Pichia pastoris, to develop, manufacture, use, sell, offer for sale, and import and otherwise commercialize SLK on a world-wide basis, subject to certain restrictions. This agreement replaces the Company’s sublicense of similar RCT rights under the Company’s license agreement, dated April 29, 2021, with MHKDG.
Item 9.01.     Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

1.1	MoonLake Immunotherapeutics Underwriting Agreement

5.1	Opinion of Walkers (Cayman) LLP

23.1	Consent of Walkers (Cayman) LLP (contained in Exhibit 5.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOONLAKE IMMUNOTHERAPEUTICS
Date:	June 29, 2023	By:	/s/ Matthias Bodenstedt
		Name:	Matthias Bodenstedt
		Title:	Chief Financial Officer